Exhibit 99.1
NEUROBIOLOGICAL TECHNOLOGIES, INC. REPORTS FIRST QUARTER
FISCAL YEAR 2009 FINANCIAL RESULTS
EMERYVILLE, CA, November 6, 2008 - Neurobiological Technologies, Inc. (NTI®) (NASDAQ: NTII) today announced its financial results for the quarter ended September 30, 2008, the first quarter of the company’s fiscal year ending June 30, 2009. Revenue for the three months ended September 30, 2008 was $3.6 million, compared to $3.9 million for the three months ended September 30, 2007. Operating expenses were $6.8 million for the first quarter of fiscal 2009 compared to $7.1 million for the same period in the prior year. Within the company’s operating expenses, research and development was $5.5 million for each of the first quarters of fiscal 2009 and 2008, and general and administrative decreased to $1.3 million for the first quarter of fiscal 2009 compared to $1.7 million for the first quarter of fiscal 2008. The company’s operating loss was $3.2 million for both periods. Net loss was $2.8 million for the three months ended September 30, 2008 compared to $0.9 million for the three months ended September 30, 2007. The increased net loss for the fiscal 2009 quarter was primarily due to a non-cash gain of $2.9 million recorded in the fiscal 2008 period as a result of fair-value accounting for a financial instrument. Net loss per share was $0.10 for the three months ended September 30, 2008 compared to $0.19 for the three months ended September 30, 2007. As of September 30, 2008, the company had $28.2 million in cash and short-term investments. The company also held $10.3 million in auction rate securities, which are classified as long-term investments.
“Our clinical team is making important progress on the development of Viprinex™ for acute ischemic stroke as we start our new fiscal year. This dedicated group is preparing for the upcoming interim analysis while simultaneously accelerating trial enrollment for the subsequent final analysis of this pivotal trial,” said Paul E. Freiman, president and chief executive officer. “The Viprinex studies have recently surpassed a total of 600 patients enrolled (out of a target of 650 patients), the first 500 of which will be considered for the upcoming interim analysis, which we expect to complete by January 2009. The interim futility review will constitute a major go/no-go decision for the Viprinex program, since it is the first efficacy assessment ever by our independent Data Safety Monitoring Board (DSMB). For the trial to pass futility, Viprinex must demonstrate predetermined efficacy criteria. If we pass the interim evaluation, the clinical data will remain blinded until the final analysis of the trial, which we expect to complete by mid-2009.”
NTI also announced that it has amended its stockholder rights plan, originally adopted by the Board of Directors in 2005, to increase the percentage of the company’s common stock that can be acquired by a shareholder from 15 to 20% before rights are triggered under the plan.
Conference Call Information
NTI will webcast its quarterly financial results and host a conference call today at 10:30 a.m. (ET), 7:30 a.m. (PT). Dial-in number (800) 309-1245 (U.S. and Canada) and 719-457-2080 (International). The webcast can be accessed by going to http://investor.shareholder.com/ntii/events.cfm. A playback of the conference call will be available from 1:30 p.m. (ET) today through midnight (ET) on November 13, 2008. Replay number: (888) 203-1112 (U.S. and Canada) / (719) 457-0820 (international). Replay access code: 8094663.

About Neurobiological Technologies, Inc.
Neurobiological Technologies, Inc., (Nasdaq: NTII) is a biopharmaceutical company focused on developing novel, first-in-class agents for central nervous system conditions and other serious unmet medical needs. The Company’s most advanced product candidate, Viprinex™ (ancrod), is in Phase 3 clinical testing as a novel investigational drug for the treatment of acute ischemic stroke. Viprinex has multiple mechanisms of action and is specifically designed to extend the time period that patients can be treated after the onset of a stroke. Acute ischemic stroke is one of the most prevalent, debilitating and costly diseases in the world for which there are few acceptable treatment options. NTI also has early-stage development programs for Alzheimer’s and Huntington’s diseases and rights to receive payments on an approved drug for Alzheimer’s disease and an investigational drug in Phase 3 trials for brain swelling.
NOTE: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including uncertainties regarding the development of Viprinex for acute ischemic stroke, delays or other problems with our clinical trials, the outcome of the interim analysis, the time and costs for obtaining approval for Viprinex, and levels of future expenditures and capital resources needed to fund operations, as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, as updated periodically in Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release and we undertake no obligation to update these forward-looking statements.
- FINANCIAL TABLES TO FOLLOW -

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three months ended
	September 30,
	2008	2007

REVENUES

Royalty	$2,078	$1,981

Technology sale and collaboration services	1,487	1,919

Total revenues	3,565	3,900

EXPENSES

Research and development	5,452	5,460

General and administrative	1,331	1,659

Total expenses	6,783	7,119

Operating loss	(3,218)	(3,219)

Interest income	249	28

Gain on sale of long-term investments	170	—

Interest expense, including non-cash amortization of $588 discount on notes for the three months ended September 30, 2007	—	(633)

Non-cash gain on decrease in fair value of warrants	37	2,902

NET LOSS	$(2,762)	$(922)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.10)	$(0.19)

Shares used in basic and diluted net loss per share calculation	26,924	4,772

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	September 30,	June 30,
	2008	2008
	Unaudited	Note 1

Cash and cash equivalents	$26,122	$27,941
Short-term investments	2,059	2,039
Long-term investments	10,274	11,850
Total assets	39,338	43,187
Current liabilities	10,067	9,042
Total liabilities	22,101	22,901
Stockholders’ equity	17,237	20,286
Note 1: Information as of June 30, 2008 has been derived from the audited financial statements at that date.

SOURCE:	Neurobiological Technologies, Inc.
www.ntii.com

CONTACT:	Matthew M. Loar, CFO
510-595-6000